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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*
                           GENERAL MOTORS CORPORATION
    ------------------------------------------------------------------------
                                (Name of Issuer)
                              COMMON STOCK CLASS H
    ------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   370442832
         ---------------------------------------------------------------
                                 (CUSIP Number)

    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ X ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  1   NAMES OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
      (a)  U.S. Trust Corporation* ID# 13-2927955
      (b)  United States Trust Company of New York B-5459866

      U.S. Trust Corporation is a wholly-owned subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other either any information and/or power with respect to either the voting and/or disposition of the securities reported by each.
  ------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A            (a)   [ ]
      MEMBER OF THE GROUP (SEE INSTRUCTIONS)    (b)   [ ]
  ------------------------------------------------------------------------
  3   SEC USE ONLY
  ------------------------------------------------------------------------
  4   Citizenship or Place of Organization
      U.S.
  ------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF
    SHARES       ---------------------------------------------------------
  BENEFICIALLY   6  SHARED VOTING POWER
   OWNED BY         181,500,000 (Employees' Plan)
     EACH        ---------------------------------------------------------
   REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH:       ---------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See 6
  ------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See 6
  ------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)     [ ]
  ------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      18.9
  ------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      #1 (a) HC
      #1 (b) BK
      *1-Employees' Pension
  ------------------------------------------------------------------------
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ITEM 1.

         (A) NAME OF ISSUER:

             General Motors Corporation

         (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             300 Renaissance Center
             Detroit, MI 48625-3000

ITEM 2.

         (A) NAME OF PERSON FILING:

             See #1, p2

         (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

             447 W. 47th Street
             New York, New York 10036

         (C) CITIZENSHIP

             N/A

         (D) TITLE OF CLASS OF SECURITIES

             Common Class H

         (e) CUSIP NUMBER

             370442832


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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR
         240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)     [ ]    Broker or Dealer registered under section 15 of the Act (15
                    U.S.C. 78o).

     (b)     [x]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

     (c)     [ ]    Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

     (d)     [ ]    Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)     [ ]    An investment adviser in accordance with section
                    240.13d-1(b)(1)(ii)(E).

     (f)     [ ]    An employee benefit plan, or endowment fund in accordance
                    with section 240.13d-1(b)(1)(ii)(F).

     (g)     [x]    A parent holding company or control person in accordance
                    with section 240.13d-1(b)(1)(ii)(G).

     (h)     [ ]    A savings association as defined in section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i)     [ ]    A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3).

     (j)     [ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

     (a)  Amount beneficially owned:
          181,500,000

     (b)  Percent of class:
          18.9

     (c)  Number of shares as to which the person has:

          (i)       Sole power to vote or to direct the vote

          (ii)      Shared power to vote or to direct the vote
                    See (a)

          (iii)     Sole power to dispose or direct the disposition of

          (iv) Shared power to dispose or direct the disposition of See (a)
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If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OR MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 11, 2003
                                  -----------------------------------
                                                Date

                                      /s/ Joseph A. Tricarico
                                  -----------------------------------
                                             Signature

                                           Authorized Agent/
                                   Vice President and Trust Counsel
                                  -----------------------------------
                                             Name/Title